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On February 4, 2003, Diversa gave the following presentation regarding its financials.

Hillary Theakston

Thank you for joining Diversa Corporation’s year-end conference call. I’m Hillary Theakston and with me are Dr. Jay Short, Diversa’s President and CEO and Karin Eastham, Sr. Vice President of Finance and CFO.

The purpose of our call is to:

•	recap our 2002 achievements;

•	reiterate our objectives for 2003;

•	provide a summary of 2002 financial results, and

•	provide guidance for 2003

Before we begin, I would like to advise you that this discussion will include forward-looking statements, including statements regarding new product development and introductions, receipt of regulatory approvals, our corporate goals, the achievement of milestones, the signing of new collaborations, and financial guidance, as well as statements regarding our proposed transactions with Syngenta and their expected benefits. These statements involve risks and uncertainties that may cause our actual results to differ materially from our current expectations, including risks associated with our technologies, intellectual property protection, our ability to enter into and maintain strategic alliances and to consummate our proposed transactions with Syngenta, competitive products or technologies, delays in product development, regulatory approvals, and market acceptance. We encourage you to review our periodic filings with the SEC as well as our annual report on Form 10-K for a full description of these risks. In addition, the information we present today should not be construed as a solicitation regarding our pending transactions with Syngenta. A proxy statement relating to these transactions has recently been filed. Shareholders who have not already done so should review the proxy statement before deciding how to vote.

I would now like to turn the call over to Dr. Jay Short, Diversa’s President and CEO.

Jay Short

Thank you for joining Diversa’s year-end conference call. I would like to begin the review of our 2002 achievements with a summary of the significant progress that we made last year in advancing our product pipeline independently and with partners.

In October, we licensed a Diversa internally developed product to the Pharmaceutical Services business of The Dow Chemical Company. This product is an enzyme for the synthesis of a chiral compound used in the manufacture of a multi-billion dollar drug. The product licensed to the Pharmaceutical Services business of The Dow Chemical Company was derived from several enzyme platforms developed by Diversa to address the chiral pharmaceutical fine chemicals market. These enzyme platforms, including Diversa’s DiscoveryPoint™ Nitrilase Platform, were developed to address the needs of manufacturers of chiral pharmaceuticals and fine chemicals by facilitating the reduction of manufacturing costs and the development of novel intermediates. In 2002 we expanded the product line of our DiscoveryPoint nitrilase platform. As you may recall, prior to Diversa’s work in this area, fewer than fifteen microbially-derived nitrilases had been discovered worldwide. Using our discovery technologies, we have now expanded this characterized collection of nitrilases to include several hundred enzymes. Many of these enzymes are currently under evaluation for use in applications, including the efficient manufacture of chirally pure pharmaceutical intermediates.

Last year, we also launched two fluorescent proteins for a variety of research applications, ranging from drug discovery to academic research. The benefits of these products are superior brightness, excitation with visible light, expression in a variety of host organisms, and fast protein maturation for more rapid detection.

Now I’d like to update you on products being commercialized with partners:

In early January, we gave an update on the alpha amylase enzyme being developed by Innovase LLC, our joint venture with the Dow Chemical Company. As we stated then, Innovase required further performance and economic assessment of this enzyme. As such, we have removed it from our forecasts until further information becomes available.

Regarding the phytase animal feed enzyme being commercialized with our partner, Danisco, we are waiting for FDA approval. All indications from the FDA appear positive, and we expect approval relatively soon, at which time Danisco and Diversa will issue a joint press release. Last year, we successfully transferred this product to large-scale manufacturing, and in December, delivered the first commercial quantities of this product to Danisco. As soon as FDA regulatory approval is received, Danisco will formally launch the product in the U.S. and other key regions of the world, including Asia, but excluding Europe and Japan. Additionally, the typical two year regulatory process for Europe was initiated in early January by Danisco.

I’d now like to give a brief recap of the collaboration agreements that we signed in 2002 and then provide some detail on the most significant of the three, our newly signed collaboration agreement with Syngenta.

In October of last year we established a multi-project alliance with DuPont to develop novel biocatalysts for use in several of DuPont’s proprietary chemical manufacturing processes. The first project initiated under the alliance is focused on the development of enzymatic processes to generate carbohydrates for the microbial production of 1,3 propanediol or PDO, a key ingredient in the manufacture of polymers that can be used to produce textile fibers and other products.

In addition we formed a collaboration with PetroStar Inc, an Alaskan crude oil refiner and a subsidiary of Arctic Slope Regional Corporation, to improve existing biodesulfurization technology for commercially desulfurizing diesel fuel. Biodesulfurization biologically removes sulfur from diesel fuel using low temperature and low pressure processing equipment resulting not only in improved air quality, but also lower energy requirements.

Finally, in December we signed Diversa’s largest collaboration to date with Syngenta, which expanded on a relationship that began in 1999. As many of you are aware, this two-part transaction addresses both of Diversa’s primary objectives: advancing our pharmaceutical platforms, and accelerating product development across our target markets. The Syngenta transactions have cleared the FTC under Hart-Scott-Rodino and are subject to the approval of Diversa stockholders. Diversa has filed a definitive proxy statement and will hold a special meeting of stockholders on February 19, 2003 to approve the transactions.

Assuming shareholder approval, we will begin the integration of approximately 80 employees from the Torrey Mesa Research Institute. Upon integration, we will begin work on projects under the collaboration agreement, which is focused on developing products for agribusiness applications, as well as for human and animal health markets. Under this minimum seven-year agreement, Diversa is entitled to receive research funding of at least $118 million in addition to milestones and royalties.

I’d next like to give you an update on our antibody program. In 2002, we made significant progress in developing our antibody platform, which was selected as a 2002 finalist for the University of California, San Diego CONNECT’s Most Innovative New Product Award. For those who are not familiar with our antibody program, we have developed optimization capabilities to make improvements to antibody candidates that have been discovered by Diversa or by a collaborator, as well as a platform for the de novo generation of antibodies for use either as therapeutics or as diagnostics. These candidate antibodies can then be further improved, if necessary, using our optimization technologies for enhanced affinity, stability, or other desired characteristics.

Last year we made excellent progress in developing our de novo platform and validating our antibody optimization technologies. In the first half of 2002, we completed the first phase our program by cloning all variable regions, generating a library of all possible light chains, and expressing antibodies in mammalian cells. By the end of the year, we completed phase two in constructing, and then screening, a preliminary antibody library and successfully identifying a fully-human antibody.

Last year we successfully conducted a key validation experiment of our antibody optimization program, which is aimed at enhancing activity, reducing side effects, and extending the patent life of existing antibodies. In this experiment, we compared a Her2/neu antibody that we optimized using Diversa’s proprietary evolution technology to a Herceptin antibody optimized by others over a decade using numerous experimental approaches. In less than six months, we comprehensively tested each amino acid position in the antibody variable domain using our Gene

Site Saturation Mutagenesis™ (or GSSM™) technology. Despite the extensive experimentation on this antibody by others, Diversa was able to find multiple novel sites within the antibody binding site that enhanced binding compared to those that were identified previously.

Last year was a year of scientific successes at Diversa. We published on several key technologies developed at the company, including our high-throughput culturing technology for discovering products from the environment in the Proceedings of the National Academy of Sciences. In 2002, we filed over 120 patent applications, covering these and other technologies and we received twenty patents, including coverage of sequence-based screening from environmental samples, which served to strengthen our technology position and protect our product pipeline.

Also in 2002, we achieved research milestones under our collaboration agreements, including 100% of the milestones available for 2002 under our Zymetrics joint venture with Syngenta. We also received significant new grants, including funding under the Department of Energy’s Genomes to Life Program. Finally, we signed two new biodiversity agreements with the Marine Bioproducts Engineering Center at the University of Hawaii and with BioProspect Limited in Australia.

To summarize our 2002 accomplishments, in spite of the challenging partnering environment, we achieved our goal of signing three new collaborations, including the largest deal in the company’s history. We commercialized and advanced our product portfolio by licensing a pharmaceutical manufacturing enzyme, launching two fluorescent proteins, and delivering commercial quantities of phytase to Danisco in preparation for launch upon FDA approval. 2002 was also an important year for advancing our pharmaceutical programs. We made excellent progress on our antibody program and we strengthened our pharmaceutical management team.

Next I’d like to outline our 2003 corporate goals. This year promises to be a busy one for Diversa. We are anticipating the approval of the Syngenta transactions later this month, after which we will begin the task of integrating 80 TMRI employees, transferring existing projects, and planning new projects.

Our product launch and licensing goals for this year are to work with Zymetrics, our JV with Syngenta, towards their goal of launching their first product, an animal feed phytase, at the end of the year. In addition, Diversa’s chemicals group is targeting the license of a proprietary processing enzyme. The 2003 goals for our pharma group include the identification of a human antibody against a validated target as well as the identification of a novel anti-infective compound for development. In addition, we expect to sign new collaborations, including one pharma collaboration, achieve milestones under existing collaborations, and further expand our patent portfolio.

Now I’d like to turn it over to Karin to discuss our 2002 financial results and guidance for 2003.

Karin Eastham

Thank you, Jay. I would like to begin by making a few comments about our fourth quarter and full year 2002 financial results as reported yesterday.

First, we reported revenues in the fourth quarter of $9.1 million, bringing full year revenues to $31.7 million, compared to $36 million in 2001. The revenue decrease reflects the longer timeline for establishing new collaborations experienced throughout our industry in 2002. In spite of the current climate, however, we were pleased to sign three new collaborations as planned.

Second, operating expenses for the quarter were $15.5 million compared to $19.3 million in the fourth quarter of 2001. The decrease is attributable to certain non-recurring costs incurred in the fourth quarter of 2001, including costs for sequencing and general lab expenses. For the full year, operating expenses were $61.3 million compared to $60.8 million in the prior year. These numbers reflect a decrease in non-cash stock-based compensation of $1.8 million and a full year increase in R&D expenses primarily related to headcount and facilities costs due to an increase in average headcount of 26% and the move into our second facility during 2002. We finished 2002 with a total headcount of 279, of which 214 were R&D employees. We expect our operating expenses to continue to increase in 2003, primarily related to the completion of the Syngenta transactions and related integration activities, as you will see from the guidance we will provide shortly.

Finally, we closed the year with cash, cash equivalents, short-term investments and receivables totaling $165.1 million, following a full-year 2002 net cash burn of just under $28 million.

Now I would like to provide you with a detailed look at financial guidance for 2003.

•	For the full year, excluding the effect of purchase accounting, we expect revenues to range from $50 to $55 million. This significant growth over our 2002 revenue is driven by the new Syngenta collaboration, which will provide $17.7 million in 2003 based on a February 20 closing date.

•	We expect Research & Development expenses to range from $69 to $71 million and Selling, General, and Administrative costs to be $14 million. These numbers reflect the addition of 73 scientists and eight administrative and support employees transferring from TMRI. Additionally, we anticipate Net Interest Income of $2 million and Equity in Loss of our Innovase joint venture of approximately $2 million. The reduction in Net Interest Income versus 2002 is primarily due to our expectation of continued low interest rates on our cash and investment portfolio. This results in a pro forma Net Loss of $30 to $33 million, excluding the purchase accounting impact of the TMRI transaction.

Now I would like to review the expected accounting impact of the pending TMRI technology acquisition and Syngenta alliance and resultant guidance based upon Generally Accepted Accounting Principles (or GAAP). As you may know, the transaction is valued at approximately $74 million. Based upon a third party valuation, the estimated value of property and equipment is approximately $10 million. Additionally, intangible assets relating to TMRI’s core technology are valued at approximately $36 million, and intangible assets associated with the collaboration agreement are valued at $17.5 million. The remaining $10.5 million is the estimated fair value attributable to in-process R&D and will be a charge to earnings upon the close of the transactions.

The property and equipment will be depreciated over useful lives ranging from three to five years. The intangible assets relating to TMRI’s core technology will be amortized as a component of R&D expense over an estimated useful life of fifteen years, while the intangible assets associated with the collaboration agreement will be amortized against revenue over the initial seven year term of the agreement.

The purchase accounting impact on our 2003 GAAP financial guidance is as follows:

•	Approximately $2.2 million in Amortization of Intangible Assets relating to the Syngenta collaboration agreement will be netted against revenue in 2003, resulting in a revenue guidance range of $48 to $53 million on a GAAP basis.

•	$2.1 million in depreciation relating to property and equipment acquired from TMRI will be expensed as a component of R&D, which brings our expected R&D expenses for the year to $71 to $73 million on a GAAP basis.

•	Additionally, we expect Amortization of Intangible Assets of $2 million during the year relating to core technology acquired from TMRI. This will be reported on a separate line on the income statement.

•	In summary, the purchase accounting impact in 2003 for this transaction is $16.8 million including a one-time $10.5 million In-process R&D charge. Please keep in mind, these are non-cash charges to the P&L.

•	This results in an expected GAAP Net Loss for 2003 ranging from $47 to $50 million. This Net Loss range equates to $1.15 to $1.22 per share based upon an estimated weighted average of 41 million shares outstanding for the year.

•	Additionally, we anticipate capital expenditures of approximately $10 million for 2003, and a net cash burn of approximately $35 million.

•	For Q1 of 2003, on a GAAP basis, we expect total revenues of $8 million, Research & Development expenses of $16.0 million, Selling, General & Administrative expenses of $3.3 million, Amortization of Intangible Assets of $0.3 million, and the In-process R&D charge of $10.5 million. Additionally, we expect Net Interest Income of $600 thousand and our share of Equity in Loss of our Innovase joint venture to be $500 thousand, resulting in a Net Loss of $22 million. This Net Loss equates to 58 cents per share based upon an estimated weighted average of 38.2 million shares outstanding for the quarter.

We will provide specific guidance for Q2 through Q4 of 2003 as the year progresses.

Beyond 2003, we reaffirm our previous guidance that we expect to achieve modest profitability in 2004, when excluding the purchase accounting impact of the Syngenta transaction, which we expect to be approximately $7.0 million.

That concludes our prepared comments for today. Thank you for joining our call. I would now like to turn the call over to the operator to take a few questions.

Operator

Thank you, ma’am. The question-and-answer session will begin at this time. If you’re using a speaker phone, please pick up the hand set before pressing any numbers. Should you have a question, please press star-1 on your push button telephone at this time. If you would like to withdraw your question, please press star-2. Your questions will be taken in the order they are received. Please stand by for your first question.

Our first question comes from Dennis Harp with Deutsche Banc. Please state your question.

Dennis Harp

Thanks for taking my question. The question is on the revenue guidance for 2003. How much of that is dependent on new deals that are yet to be concluded? And what would be the timing of any such new deals in your revenue assumptions in 2003?

Karin Eastham

Well, Dennis, we’re not providing any more details on a revenue forecast. It is a forecast, it is our expectation. There is certainly some dependence upon new deals, but we’re also trying to be realistic about the timing for such deals throughout the course of the year. As Jay mentioned in his comments, we are expecting to do a pharma-collaboration in 2003 as well.

So that’s all incorporated into our revenue guidance. The product component is still a relatively modest portion of that guidance. So it is heavily dependent on collaboration revenue, I would add.

Dennis Harp

Okay. And in terms of expense guidance. How much of that would you be able to time or control based on whether or not you did achieve a new partnership arrangement or a new product-related deal?

Karin Eastham

Certainly any new revenue that’s included in our forecast, based on new collaborations signed, those expenses and that headcount would not be brought on until we knew for certain that a new deal was imminent. So we have a lot of control over the incremental headcount to support additional new revenue.

Dennis Harp

Great, thank you.

Operator

Thank you. Our next question comes from Jeff Cianci with UBS Warburg. Please state your question.

Jeff Cianci

Karin, you lost me a little on the financial explanation. Could you go through the GAAP again. Is it GAAP revenues…?

Karin Eastham

I’m going to make it very easy. We’re going it file all of this with the SEC because we are in a proxy period anyway. And we’ll try to also post all these numbers on our Internet. So, rather than make you write it all down, we’ll provide it all to you in hard copy.

Jeff Cianci

It’s not going to be available today, correct?

Karin Eastham

Oh, certainly. We’ll make sure you get it today.

Jeff Cianci

Okay. But on your discussion of the GAAP earnings. You were taking the $10 million in process R&D—that was included in the first quarter?

Karin Eastham

Yes, because that is booked immediately upon closing the transaction, which we expect to be on February 20th, the day after the shareholder vote.

Jeff Cianci

But I missed the number you said. If you take that $10 million. Is it a $22 million loss in the first quarter, including that?

Karin Eastham

Yes. It was a $10.5 million in-process R&D charge.

Jeff Cianci

How much?

Karin Eastham

$10.5 million.

Jeff Cianci

And there’s no more of that in the subsequent three quarters, is that correct?

Karin Eastham

That’s correct.

Jeff Cianci

Full-year guidance then did include that when you said—what was the number again? I missed the full year—my numbers weren’t adding.

Karin Eastham

Pro forma was $30 million to $33 million net loss. And then with the purchase accounting of $16.8 million, you ended up with GAAP guidance of $47 million to $50 million.

Jeff Cianci

Okay. And I guess I missed the difference between the 16.8 and the 10.5, what’s the remaining .. . . ?

Karin Eastham

We had the amortization of the collaboration agreement. The intangible, which is a charge against revenue of $2.2 million. We had—R&D, the charge for the depreciation of $2.1 million, and the amortization of intangibles on a separate line item of $2 million.

Jeff Cianci

Okay, thanks. Finally, in your comments on cash burn, that didn’t—that included the pro forma numbers, right? Because these are non-cash items?

Karin Eastham

Those are non-cash items, that’s correct.

Jeff Cianci

So does that imply a certain level of cap ex and depreciation? Are they about equal to each other?

Karin Eastham

Actually, it assumes $10 million of new capital expenditures for next year. And I don’t recall the total depreciation number off the top of my head. But, yes, that would have been added back in.

Jeff Cianci

Okay, I think I got it now. And finally, then, your cash. As you stated here, includes receivables and—I don’t know if you’re going to break that out in your 10-K. But how much is the cash equivalent? That cash doesn’t show up in the cash flow statement. How much will be a short-term investment of that and how much is a receivable?

Karin Eastham

Receivable is only $2 million. The cash and short-term investments is $163.1 million.

Jeff Cianci

Okay, and of that most of that is short-term investment?

Karin Eastham

Yes.

Jeff Cianci

How do you. . . ?

Karin Eastham

But these are all very secure investments. We take no risk on our investment portfolio.

Jeff Cianci

Thanks a lot.

Operator

If there are any further questions, please press star-1 on your push-button telephone.

Our next question comes from Richard Glass with Morgan Stanley. Please state your question.

Richard Glass

Maybe you could help me understand why the Syngenta deal makes any sense at all. I’m looking at your stock price which has gone down 37% since you announced this deal. And I think the general take is you gave away the farm. It’s kind of—well, I’ll leave it at that.

Jay Short

When we look at the Syngenta deal. The fact that we were acquiring technologies which are fundamental technologies, for both our small molecule program and our antibody programs. These specific technologies are in the area of proteomics, for example, as well as the antifungal area. We’re using these for determination of mode of action for the product candidates. These were investments that we were going to have to make. And this accelerated that technology build because we were able to access state-of-the-art technologies from their prior investment.

In addition to that, we were able to, independently of that acquisition component, be able to expand our collaboration with the world’s largest agricultural company. In terms of agriculture, in terms of the molecules that we’re commercializing, we need access to transgenic plant technology. This is a technology that is patented. It’s the only way to access these technologies and be able to reach commercialization through plant projects is to join them in that alliance.

The advantage to Syngenta, though, is the ability to access our microbial fermentation of products. So this is an opportunity for us to quickly and a more early fashion introduce products that can be through fermentation processes. And then as the transgenic technology gains traction out there commercially, then we will at a lower cost move products from my microbes into transgenic plants. This, from a collaboration standpoint, is very powerful and, from a technology standpoint, accelerates our ability to build in areas we were going to have to invest in anyway.

Richard Glass

Well, it seems like you guys gave away the farm, like they got the better end of the deal by far. And if you guys had such attractive technology they would have wanted to partner with you anyway. So it seems like you either misrepresented yourselves in terms of what was going on or you gave away the farm here.

It seems like it’s been a lousy deal for stockholders particularly. Maybe a good deal for Syngenta or will be a good deal for Syngenta. But it’s very difficult from a stockholder’s point of view to see what clear benefit we’re getting out of this. You guys clearly had a lot of technology internally. And it seems like you’re giving it away here to get some access to something which it’s unclear to me what the real benefit is.

Quite honestly, it’s a kind of move that seems like it would be made by a company that was in some sort of desperate straights. And that was not the picture that anyone was portraying there. So, if you would like to respond, you can.

Jay Short

I think I have already said what our view is—keep in mind it’s publicly disclosed at the time that Syngenta was formed that they had spent $140 million dollars just on acquiring that technology. And that excludes the multiple years of investment they have made into the technology. And so I think unless one invests in understanding the technology, it’s very difficult to fully appreciate it. It’s certainly a significant acquisition and I think quite powerful.

Operator

Ladies and gentlemen, as a reminder, if you do have a question please press star-1 on your push-button telephone at this time.

We do have another question from Jeff Cianci with UBS Warburg. Please state your question.

Jeff Cianci

To follow up on your comment on ‘04 profitability. I just can’t get there. And just wondering how your expenses are going to stay high and creep higher? It kind of suggests that you’re going to have to almost double revenues over ‘03 levels. So by making a comment that you’re still on track with profitability in ‘04, you are by reference making a comment about revenue growth in ‘04. What can grow at such a leap and bound ‘04 over ‘03?

Karin Eastham

Our projections are based on $80 to $85 million in revenue for 2004, which is slightly higher than the range that was provided on last year’s conference call. And it certainly starts to begin to incorporate significant product revenue in the 2004 timeframe, Jeff.

Jeff Cianci

By the name of products, is there any mix? Does it require—is it mostly industrial products at that point? Or is there a higher R&D funding component from Syngenta or anyone else?

Karin Eastham

Well, the new deal will result in slightly over $20 million of R&D funding. And once again you know, those—that funding does have a profit component in it, as well as milestones that are built into each and every project. As well as, as I mentioned, significant products coming to the market in ‘04, including the second phytase will be there for the full year. It’s planned to be launched in late ‘03. And we also have a significant effort in the biodefense grant area, which with lots of positive indications that there will be significant funding to support much of the technology development work that’s going on here already.

Jeff Cianci

Okay, but the $20 million is already in the ‘03 number, so. . .

Karin Eastham

It’s about $17 million in the ‘03 timeframe. And it ramps to about $20.6 million, I believe, in the ‘04 timeframe.

Jeff Cianci

Depending a lot on the phytase and what—is the alpha-amylase in that number?

Karin Eastham

No. We removed alpha-amylase from our projections until we learn more. But it does actually have two phytase products included; the Danisco phytase as well as the first Zymetrics product.

Jeff Cianci

So just ranking it. Are those the two biggest swings?

Karin Eastham

There are also chiral products in there as well.

Jeff Cianci

The one with Dow, or the one with Innovase?

Karin Eastham

Well, yeah, it’s probably some—several of those.

Jeff Cianci

Okay, all right, thanks a lot.

Operator

If there are any further questions at this time, please press star-1 on your push-button telephone. I’m showing no further questions in queue.

Hillary Theakston

Great, thank you very much for joining the call. We’ll turn it back over to the operator for the replay information.

Operator

Thank you. Ladies and gentlemen, if you would like to access a replay for this conference you may do so by dialing 1-800-428-6051 or 973-709-2089 with an ID number of 283847. This concludes our conference call for today. Thank you all for participating and have a wonderful day. All parties may now disconnect.

Diversa’s presentation was webcast live through its web site at: http://www.diversa.com/webcast. An archived version of the presentation is available through Diversa’s web site until February 18, 2003.

Where You Can Find Additional Information About Diversa’s Proposed Transactions With Syngenta

Diversa has filed a definitive proxy statement concerning its proposed transactions with Syngenta with the SEC. Investors and security holders are advised to read the definitive proxy statement related to the proposed transactions, because it contains important information related to the transactions. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Diversa with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and any other documents filed by Diversa with the SEC may also be obtained free of charge from Diversa by directing such request to Diversa Corporation, 4955 Directors Place, San Diego, CA 92121, Attn: Investor Relations, or by calling Diversa at (858) 526-5000 or e-mailing Diversa at information@diversa.com.

Information Concerning Participation In Diversa’s Proxy Solicitation

Diversa and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Diversa with respect to Diversa’s proposed transactions with Syngenta. Information regarding such executive officers and directors is included in Diversa’s Proxy Statement for its 2002 Annual Meeting of Stockholders filed with the SEC on April 2, 2002. This document is available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders may obtain additional information about the interests of the executive officers and directors of Diversa in Diversa’s proposed transactions with Syngenta by reviewing the definitive proxy statement related to those transactions that has been filed with the SEC.

Forward-Looking Statements

The foregoing communications contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 about Diversa Corporation and Syngenta. These include statements related to: Diversa’s and Syngenta’s consummation of the proposed transaction between them; the ability of Diversa’s and Syngenta’s collaboration and the proposed transaction between them to accelerate product development and advance Diversa’s pharmaceutical programs; the ability of Diversa and Syngenta to discover, develop and successfully commercialize products under the collaboration between them; Diversa’s ability to achieve milestones under the collaboration with Syngenta and receive related milestone and royalty payments when anticipated or at all; the number of TMRI employees who will be offered and accept employment with Diversa; whether Diversa’s stockholders will approve the issuance of stock and warrants to Syngenta at the special meeting of stockholders; the ability of Diversa’s and Syngenta’s collaboration to enable Syngenta to improve its competitive position, customer service and cost efficiencies; generally the ability of Diversa and Syngenta to realize the expected benefits of the collaboration and proposed transaction between them; Diversa’s ability to expand its patent portfolio, enter into additional collaborations and achieve its collaboration milestones; Diversa’s ability to develop and introduce new products; Diversa’s corporate goals; Diversa’s financial estimates for 2003 and its financial guidance; Diversa’s ability to achieve profitability; estimated growth of the animal feed market; and Diversa’s ability to commercialize its technologies and products and achieve its Pharma program goals, all of which are prospective. Such statements are only predictions of management of Diversa and Syngenta, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to: risks involved with either Diversa or Syngenta failing to satisfy the closing conditions for the proposed transaction between them; either Diversa or Syngenta failing to devote adequate resources to the collaboration between them; Diversa’s and Syngenta’s new and uncertain technologies and the utility of these technologies to enable the collaboration to discover, develop and successfully commercialize products; the collaboration’s dependence on patents and proprietary rights; Diversa’s and Syngenta’s protection and enforcement of its patents and proprietary rights; the development or availability of competitive products or technologies; Diversa’s failure to attract and retain an adequate number of TMRI employees; increased federal and international regulation in certain markets in which Diversa competes; ethical, legal and social concerns about Diversa’s products which may limit or prevent use of those products; and Diversa’s ability to retain key personnel. Certain of the foregoing factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.